Exhibig 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”) is dated August 8, 2006, between THERAGENICS CORPORATION, a Delaware corporation (the “Company”), and M. CHRISTINE JACOBS, an individual resident of Georgia (the “Executive”).

INTRODUCTION

The Company and the Executive entered into that certain Employment Agreement dated April 13, 2000 (the “Employment Agreement”). The parties hereto now desire to amend the Employment Agreement to delete the provision providing for perquisites up to $40,000 annually and agree that such deletion shall not allow the Executive to resign for “Good Reason.”

NOW, THEREFORE, and in consideration of the Executive’s continued employment with the Company, the Company and the Executive hereby mutually agree that, effective immediately following the payment made to the Executive pursuant to Section 5(c) in March 2006, the Employment Agreement is amended as follows:

1. By deleting in its entirety the existing content of Section 5(c) and replacing therefor the term “[Reserved.]”

2. By adding the following language immediately before the period at the end of the first sentence of Section 17(s)(iii):

“; provided, however, that the amendment to this Agreement to delete the $40,000 benefit in Section 5(c) shall not be deemed to constitute ‘Good Reason’.”

Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the Company and the Executive have each executed and delivered this Amendment as of the date first shown above.

THE COMPANY:	THE EXECUTIVE:

THERAGENICS CORPORATION	/s/ M. Christine Jacobs
M. Christine Jacobs

By: /s/ Francis J. Tarallo

Title: Chief Financial Officer and Treasurer